EXHIBIT 2

DATED	9 JUNE 2003

(1) THE PERSONS LISTED IN SCHEDULE 1

- and -

(2) COMPUTER NETWORK TECHNOLOGY CORPORATION

DEED OF VARIATION
relating to

a sale and purchase agreement in respect of the
whole of the issued share capital of Business
Impact Technology Solutions Limited dated 24
June 2002

CONTENTS

1	DEFINITIONS	1
2	VARIATION	2
3	CONFIRMATION	7
4	MISCELLANEOUS	8
SCHEDULE 1		9
	Vendors	9

THIS DEED OF VARIATION is made on 9 June 2003

BETWEEN

(1)	THE PERSONS whose names and addresses are set out in schedule 1 (“Vendors”); and

(2)	COMPUTER NETWORK TECHNOLOGY CORPORATION, a company incorporated under the laws of the State of Minnesota, United States of America with its principal place of business at 6000 Nathan Lane North, Plymouth, Minnesota, 55442, USA (“Purchaser”).

WHEREAS:

A	Pursuant to the Acquisition Agreement the Vendors sold and the Purchaser purchased the entire issued share capital of Business Impact Technology Solutions Limited (“Company”). The Acquisition Agreement was varied by the Deed of Variation.

B	It is the intention of the parties to enter into this deed to further vary the provisions of the Acquisition Agreement to amend the Earn-out Provisions to reflect the fact that subsequent to the date of the Acquisition Agreement Mr Scorziello and Mr Foskett have assumed responsibility for the UK and Scandinavian operations of the Purchaser’s Group.

IT IS AGREED as follows:

1.	DEFINITIONS

To the extent not defined in this deed, words and expressions shall have the meaning ascribed to them in the Acquisition Agreement. In this deed:

“Acquisition Agreement” means the agreement between the Vendors and the Purchaser for the sale and purchase of the entire issued share capital of the Company dated 24 June 2002;

“Deed of Variation” means an agreement between the Vendors and the Purchaser amending the Acquisition Agreement dated 13 December 2002;

“Earn-out Provisions” means the earn-out provisions that are contained in Schedule 7 according to which the Additional Consideration (as defined in the Acquisition Agreement) is to be calculated and payable;

“Mr Foskett” means Paul John Foskett, one of the Vendors;

“Mr Scorziello” means Greg Scorziello, one of the Vendors; and

“Schedule 7” means schedule 7 to the Acquisition Agreement.

2.	VARIATION

With effect from the date of this deed the Acquisition Agreement shall be varied as follows:

2.1	the definition of EBIT at part 1 of Schedule 7 shall be deleted and replaced with a new definition with the following words:

“means the earnings before interest and corporation tax on income of (i) in Year 1, the Group (or of any separate and distinct division of the Purchaser or of another member of the Purchaser Group referred to in paragraph 3 of this part 1 of schedule 7) or (ii) in Year 2, the UK and Scandinavian operations of the Purchaser Group (including for the avoidance of doubt, the Group) (the “Relevant Business”) for Year 2 calculated as set out in part 2 of this schedule and translated into US dollars using the mid-market exchange rate of The Royal Bank of Scotland plc on the day before the relevant Additional Consideration is paid;”

2.2	the definition of “Year 1” at part 1 of Schedule 7 shall be deleted and replaced with a new definition with the following words:

“means the financial period for the Group commencing 1 July 2002 and ending on 30 April 2003;”

2.3	the definition “Year 2” at part 1 of Schedule 7 shall be deleted and replaced with a new definition with the following words:

“means the financial period for the Purchaser Group commencing on 1 May 2003 and ending on 30 June 2004;”

2.4	the definition of “Consideration Accounts” at part 1 of Schedule 7 shall be deleted and replaced with a new definition with the following words:

“means the audited consolidated group accounts of the Group for Year 1 or the audited consolidated accounts of the Relevant Business for Year 2;”

2.5	clause 12.3.4 shall be amended by adding the following words at the end of that clause:

“except that the figure of 0.35 shall be amended to 0.2”

2.6	paragraph 2 of part 1 of Schedule 7 shall be deleted and replaced with a new paragraph 2 with the following words:

“The Additional Consideration payable to the Vendors shall be:

2.1	the product of (EBIT for Year 1 minus ten-twelfths of one million US dollars ($1,000,000)) multiplied by 1.4; and

2.2	the product of (EBIT for Year 2 minus five million US dollars ($5,000,000)) multiplied by 0.8;

provided that in either case if the resulting amount is negative no Additional Consideration shall be payable in respect of that Consideration Year and the Vendors shall have no obligation to pay the Purchaser any amount in respect of such negative amount”.

2.7	an additional paragraph shall be inserted immediately after paragraph 2 of part 1 of Schedule 7 to be numbered paragraph 3 with the following words:

“Notwithstanding that the Additional Consideration payable by the Purchaser to the Vendors in respect of Year 2 may be less than the Year 1 Payment the Purchaser undertakes to the Vendors that it shall pay to the Vendors a sum of not less than the Year 1 Payment in respect of the Additional Consideration that is payable in respect of Year 2. The provisions of paragraphs 1 to 4 (both inclusive) of part 5 of this schedule 7 shall not apply in respect of Year 2.”

and the existing paragraphs 3 and 4 of part 1 of Schedule 7 shall be renumbered as paragraphs 4 and 5 respectively.

2.8	the first line of paragraph 1 of Part 2 of Schedule 7 shall be deleted and replaced with the following words:

“The EBIT for Year 1 is (to the nearest £1) the earnings before interest and”

2.9	paragraph 1.2.3 of Part 2 of Schedule 7 shall be deleted and replaced with a new paragraph 1.2.3 with the following words:

“after taking into account both as an expense and as a receipt of the business of the Group (to the extent not already taken into account) the payment by the Company of the Year 1 Bonus Pool together with PAYE and National Insurance Contributions (employees and employers) thereon and the funding of the Company by the Purchaser made to compensate the Company therefor (as provided in clause 12.3)”;

2.10	an additional paragraph shall be inserted immediately after paragraph 1 of part 2 of Schedule 7, to be numbered paragraph 2 with the following words:

“2.	The EBIT for Year 2 is (to the nearest £1) the earnings before interest and corporation tax on income of the Relevant Business as shown in the Consideration Accounts for that period which shall be prepared:

2.1	insofar as it relates to the Group in accordance with the specific accounting principles, bases, policies and methods used in preparing the Completion Accounts as set out in part 2 of schedule 6;

2.2	to the extent not covered by 2.1 above:

2.2.1	after adding back an amount equal to any sum paid by the Vendors to the Purchaser under the Warranties to the extent that the matter giving rise to a claim under the Warranties affects EBIT;

2.2.2	after taking into account both as an expense and as a receipt of the business of the Group (to the extent not already taken into account) the payment by the Company of the Year 2 Bonus Pool together with PAYE and National Insurance Contributions (employees and employers) thereon and the funding of the Company by the Purchaser made to compensate the Company therefor (as provided in clause 12.3 );

2.2.3	after excluding any revenues and costs relating to the installed base at Barclays Bank as at 30 April 2003 and any Break Fix Maintenance on the replacement of such installed base. All revenues and costs from new sales to Barclays Bank shall be included in the Year 2 earn-out calculation;

2.2.4	after adding back any severance costs that have been incurred in relation to the termination of contracts of employment prior to 31 July 2003 of any employees employed in the Relevant Business as a result of the acquisition of the Inrange business ; and

2.2.5	after deducting any revenues of the Inrange business earned prior to 6 May 2003 but including any revenues of the Inrange business earned after that date;

2.3	to the extent not covered by 2.1 and 2.2 above, on a basis consistent with the Accounts, or, as the case may be, previous accounts of the Purchaser’s subsidiaries in the United Kingdom and Sweden, using the same accounting principles, bases, policies and methods (to the extent these comply with UK GAAP); and

2.4	to the extent not covered by 2.1 to 2.3 above, in accordance with UK GAAP.”

2.9	paragraph 1 of Part 3 of Schedule 7 shall be deleted and replaced by a new paragraph 1 with the following words:

“The Purchaser shall (as its own cost) procure that the Consideration Accounts are prepared and audited (and the auditors’ certificate in respect of them signed):

1.1	in relation to Year 1, by 31 July 2003; and

1.3	in relation to Year 2, within 60 days of the end of that period and are submitted together with the EBIT certificate specified in paragraph 2 of this part to the Vendors.”

2.11	paragraph 2 of Part 3 of Schedule 7 shall be amended by adding, after the words “income tax of the Group” in the third line the words “or the Purchaser Group as the case may be”;

2.12	paragraph 5 of Part 3 of Schedule 7 shall be amended by adding, after the words “in the possession of the Group” in the third line the words “or the Purchaser Group as the case may be”; and

2.13	paragraph 5 of part 5 of Schedule 7 shall be amended by:

2.13.1	the deletion of paragraph 5.1;

2.13.2	the deletion of paragraphs 5.2 to the end of paragraph 5 and the substitution therefor of the following:

“5.2	the employment of both of Paul Foskett and Greg Scorziello with the Company is terminated by the Purchaser or at its direction (otherwise than where such termination is voluntarily initiated by the relevant one of Paul Foskett and Greg Scorziello) or both of Paul Foskett and Greg Scorziello have been given notice of termination of their employment or suspended from all or a material part of their duties other than in circumstances in which the Company is lawfully entitled to effect a summary dismissal in accordance with the relevant service contract

(whether or not such notice or suspension applies to Paul Foskett and Greg Scorziello simultaneously);

5.3	both of Paul Foskett and Greg Scorziello are removed from office as directors of the Company by the Purchaser or at its direction other than in circumstances in which the Company is lawfully entitled to effect a summary dismissal in accordance with the relevant service contract (whether or not such removal applies to Paul Foskett and Greg Scorziello simultaneously), the Vendors shall be entitled to elect, by written notice of the Manager served within 30 days of the relevant Acceleration Event to receive the Year 2 Payment which, notwithstanding anything else in this agreement, shall be calculated as follows:

5.4	EBIT for the six months immediately preceding the Acceleration Event (“Acceleration EBIT”) shall be calculated by reference to the immediately preceding six months and otherwise mutatis mutandis in accordance with part 2 of this schedule 7; and

5.5	if an Acceleration Event occurs: EBIT for purposes of Year 2 shall be calculated by dividing Acceleration EBIT by six and multiplying it by the number of months (including fractions of months) (but not exceeding 14 months) remaining to elapse from the later of the date of the Acceleration Event and the beginning of Year 2 to the end of Year 2.

The amount given by the above formula (“Acceleration Amount”) or, if greater, the amount of the Year 1 Payment, shall be paid by the Purchaser to the Vendors in Loan Notes in accordance, mutatis mutandis, with part 4 of schedule 7.”

3.	CONFIRMATION

Subject to the terms of this deed, the parties confirm that the Acquisition Agreement (as amended by the Deed of Variation) remains in full force and effect.

4.	MISCELLANEOUS

4.1	This deed may be signed in a number of counterparts and shall have the same effect as though the signatures were on a single copy of this deed.

4.2	The parties agree that this deed shall be governed by and be construed in accordance with the laws of England and the parties submit to the exclusive jurisdiction of the English Courts.

4.3	A person who is not a party to this deed shall have no rights under the Contract (Right of Third Parties) Act 1999 to enforce any term of this deed.

IN WITNESS of which the parties have executed this document as a deed.

SCHEDULE 1

Vendors

Name and Address

Greg Scorziello
16 Briar Hill
Purley
Surrey
CR8 3LE

Paul John Foskett
17 Rashleigh Court
Church Crookham
Fleet
Hampshire
GU13 0UQ

Owen George Smith
Abbey Farm
Boarley Lane
Sanding
Maidstone
Kent
ME14 3BT

SIGNED (but not delivered until the date hereof) as a deed by Greg Scorziello in the presence of:	) )/s/ Greg Scorziello

Witness Signature: /s/ Mark J. Vargo

Full Name: Mark J. Vargo

Address:

Occupation:

SIGNED (but not delivered until the date hereof) as a deed by Paul John Foskett in the presence of:	) ) /s/ Paul John Foskett

Witness Signature: /s/ Mark J. Vargo

Full Name: Mark J. Vargo

Address:

Occupation:

SIGNED (but not delivered until the date hereof) as a deed by Owen George Smith in the presence of:	) ) /s/ Owen George Smith

Witness Signature: /s/ Mark J. Vargo

Full Name: Mark J. Vargo

Address:

Occupation:

EXECUTED (but not delivered until the date hereof) as a deed by Computer Network Technology Corporation acting by two authorised officers:	) ) )

/s/ Thomas G. Hudson	Officer

/s/ Gregory T. Barnum	Officer